Exhibit 99.1

BurgerFi Reports Third Quarter 2021 Results

Total Revenue and Systemwide Sales Increased 25%, Corporate-Owned Restaurant Sales Up 34%,

Corporate-Owned Restaurant Same Store Sales Up 7%

Completed Acquisition of Anthony’s Coal Fired Pizza & Wings for $156.6 million

Conference Call today, November 11, at 8:30 a.m. ET

PALM BEACH, FL – November 11, 2021 – BurgerFi International Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s fastest-growing premium fast-casual and casual dining concepts through the BurgerFi brand, and the high-quality, casual dining brand Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Key Metrics1 Summary

(in thousands except for percentage data)	Three Months Ended September 30, 2021
Systemwide Restaurant Sales	$41,407
Systemwide Restaurant Sales Growth	25%
Systemwide Restaurant Same Store Sales Growth	8%
Corporate-Owned Restaurant Sales	$8,470
Corporate-Owned Restaurant Sales Growth	34%
Corporate-Owned Restaurant Same Store Sales Growth	7%
Franchise Restaurant Sales	$32,937
Franchise Restaurant Sales Growth	23%
Franchise Restaurant Same Store Sales Growth	9%
Digital Channel Systemwide Sales	$15,383
Digital Channel Sales Growth	(4)%
Digital Channel Orders	586
Digital Channel Orders % of Systemwide Sales	37%

1	Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated “The third quarter continued the positive momentum for BurgerFi driven by strong sales growth resulting from the addition of new units, same-store sales growth, improved operating margins and continued unit re-openings in our franchise network. We are also excited to have closed on the acquisition of Anthony’s Coal Fired Pizza & Wings on November 3, 2021, which we purchased from L Catterton for $156.6 million. We look forward to our ongoing strategic partnership with L Catterton as we set out on building this premium multi-brand platform as they have become one of BurgerFi’s largest shareholders and Andrew Taub, Managing Partner at L Catterton, has joined our board.”

Ian Baines, who became Chief Executive Officer of the Company on November 8, 2021, added “The Anthony’s transaction is a historic moment for BurgerFi as it marks our first acquisition on our long- term growth strategy. We are thrilled to combine the BurgerFi and Anthony’s brands and see enhanced profitability and growth opportunities as we look out over the next several years. We are encouraged by the sales and operational recovery in performance of both of our brands despite a very challenging operating environment. I have the utmost confidence in our management teams leading these brands as we begin the integration process, take advantage of strategic synergies and execute on the combined company strategy.”

Julio Ramirez, who became Chief Executive Officer and President of the BurgerFi brand on November 8, 2021, stated, “During the third quarter, we opened 2 corporate-owned restaurants, bringing our new restaurant count to 11 so far this year including one franchised location in October. Leases are signed for another 32 locations, 17 corporate owned and 15 franchised within our development pipeline, of which, 14 are in various stages of construction. While the restaurant industry is facing macro headwinds, we are resilient and continue to be proud of our operations teams and franchisee’s focus leading through the challenges presented in this unprecedented time. I’m very pleased with the team’s continued progress in driving improvements in restaurant operating margins through the effective management of price and cost programs and look forward to the benefits they will bring when challenges presented by COVID-19 subside.”

Third quarter 2021 Financial Results

Total revenue in the third quarter of 2021 increased 25% to $11.1 million compared to $8.9 million in the year-ago quarter, driven by the addition of new restaurants and same store sales. Systemwide sales in the third quarter of 2021 increased 25% to $41.4 million compared to $33.2 million in the prior year period. Same store sales increased 7% and 9% in corporate owned and franchised locations, respectively, and were supported by an increase in average check value, resulting from the solid performance of new menu items such as the SWAG burger and the price increases instituted towards the end of the second quarter.

Restaurant-level operating expenses for the third quarter of 2021 were $7.8 million compared to $6.3 million in the third quarter of 2020, which increase was driven by increases in food, beverage and paper costs and labor and related expenses. Restaurant-level operating performance improved for the third quarter of 2021, compared to the third quarter of 2020, which was driven by leverage from higher same store sales, improvements in the efficiency of managing the costs of our digital channel sales as well as controlling store operating expenses, which helped offset the inflationary costs in food and challenges within the labor market.

Net loss attributable to controlling interests and common shareholders in the third quarter was $5.0 million compared to net loss attributable to controlling interests and common shareholders of $0.8 million in the year-ago quarter. The increased loss resulted primarily from amortization of intangible assets resulting from the purchase of BurgerFi in December 2020, non-cash share based compensation expenses, M&A costs and selected investments related to being a public company. Preopening costs were also higher compared to the prior period as BurgerFi accelerated its company-owned store development. See reconciliation of GAAP to Non-GAAP measures below.

Adjusted EBITDA in the third quarter of 2021 was $0.2 million compared to a loss of $32 thousand in the third quarter of 2020, driven by revenue growth and improvement in operating margin, largely offset by the investments related to being a public company and those to drive the growth and development of the company owned restaurants.

Liquidity

On September 30, 2021, the Company had $28.3 million in cash, compared to $40.4 million on December 31, 2020. BurgerFi repaid and then terminated its $3.0 million revolving credit line in the first quarter of 2021 and has invested $8.2 million in capital expenditures year to date.

2021 Outlook

Given the challenges we are facing, along with many in the industry, with the shortages of materials and labor for construction and development, we are providing the following updates to expectations for the full year 2021:

•

The Company plans to open approximately 18 new restaurants in 2021; the balance of the Company’s prior outlook of 20 to 25 locations is expected to open in the first quarter of 2022 due to construction supply chain limitations.  The Company has opened 15 additional ghost kitchens year to date.

•

Capital expenditures are expected to be approximately $13 million for 2021 compared to prior guidance of $15 million, primarily due to the delay in construction and delivery of several corporate owned restaurant openings into next fiscal year.

Conference Call

The Company will hold a conference call today, November 11, at 8:30 a.m. Eastern time to discuss its third quarter 2021 results.

Date: Thursday, November 11, 2021

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: (833) 693-0539

International dial-in number: (661) 407-1580

Conference ID: 2395757

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 430-2216.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned stores sales performance. Systemwide restaurant sales growth refers to the percentage change in sales at all franchise restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide restaurant same store sales growth refers to the percentage change in sales at all franchise restaurants, ghost kitchens, and corporate-owned restaurants once the restaurant has been in operation after 14 months. See definition below for same store sales.

“Corporate-Owned Restaurant Sales” represent the sales generated by corporate-owned restaurants. Corporate-owned restaurant sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-owned restaurant same stores sales growth refers to the percentage change in sales at all corporate-owned restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing corporate restaurants.

“Franchise Restaurant Sales” represent the sales generated by franchisee-owned restaurants. Franchise restaurant sales growth refers to the percentage change in sales at all franchise restaurants in one period from the same period in the prior year. Franchise restaurant same store sales growth refers to the percentage change in sales at all franchise restaurants once the restaurant has been in operation after 14 months. These measures highlight the performance of existing franchise restaurants.

“Same Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of same store sales once it has been in operation after 14 months. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the same store sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the same store sales computation. Our calculation of same store sales may not be comparable to others in the industry.

“Digital Channel Systemwide Sales” is used to measure performance of our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for BurgerFi as compared to some of our competitors. Digital channel systemwide sales refer to sales generated through the use of digital platforms across all our franchise and corporate-owned restaurants. Digital channel sales growth refers to the percentage change in sales through our digital platforms in one period from the same period in the prior year for all franchise and corporate-owned restaurants. Digital channel orders and digital channel orders as percentages of systemwide sales are indicative of the number of orders placed through our digital platforms and the percentage of those digital orders when compared to total number of orders at all our franchise and corporate restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net (loss) income attributable to common shareholders and controlling interests before interest, income taxes, depreciation and amortization, merger and acquisition related costs, preopening costs, share-based compensation expense, gains and losses on change in value of warrant liabilities, Paycheck Protection Program loan gain, certain legal matters, and may include certain other non-recurring items, such as store closure costs and loss on disposal of property and equipment.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is among the nation's fastest-growing better burger concepts with 116 BurgerFi restaurants domestically and internationally as of September 30, 2021. The concept is chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals, or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides and custard shakes and concretes.  On November 3, 2021, BurgerFi completed the acquisition of Anthony’s Coal Fired Pizza & Wings with 61 company-owned locations in eight states. BurgerFi was named QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year, a "Top Restaurant Brand to Watch" by Nation's Restaurant News in 2019 and is included in Inc. Magazine's Fastest Growing Private Companies List. In 2021, in Consumer Report’s Chain Reaction Report, BurgerFi was praised for serving “no antibiotic beef” across all of its restaurants and Consumer Reports awarded BurgerFi an "A-Grade Angus Beef" rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

For more information on this non-GAAP financial measure, please see the tables captioned Reconciliation of Net Income (Loss) to Adjusted EBITDA included at the end of this release.

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, prospects or financial results, its acquisition of Anthony’s and the impact of the acquisition on BurgerFi’s growth and profitability, including those regarding our ongoing strategic partnership with L Catterton, confidence in our management teams leading the brands as we begin the integration process, take advantage of strategic synergies and execute on the combined company strategy, store opening plans, same store sales, restaurant operating margin growth plans, prospects or financial results, statements regarding the impact of the COVID-19 pandemic on our business, as well as statements set forth under the section entitled “2021 Outlook” above. Forward-looking statements generally can be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release.  We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Lynne Collier
IR-BFI@icrinc.com

646-430-2216

BurgerFi Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications

Christine Parsons, Christine.Parsons@rbbcommunications.com

BurgerFi International Inc., and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2021 (unaudited)	December 31, 2020
ASSETS
CURRENT ASSETS
Cash	$28,295	$37,150
Cash - restricted	—	3,233
Accounts receivable, net	551	718
Inventory	398	268
Deferred income taxes	—	713
Assets held for sale	732	732
Other current assets	1,507	1,607
TOTAL CURRENT ASSETS	31,483	44,421
PROPERTY & EQUIPMENT, net	15,122	8,004
DUE FROM RELATED COMPANIES	83	74
GOODWILL	123,560	119,542
INTANGIBLE ASSETS, net	111,437	116,824
OTHER ASSETS	246	251
TOTAL ASSETS	$281,931	$289,116
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$2,391	$1,678
Accrued expenses	2,272	1,203
Other liabilities	4,128	430
Other deposit	907	907
Deferred revenue, current	587	490
Notes payable, current	76	1,438
Revolving line of credit	—	3,012
Deferred income taxes	18	—
TOTAL CURRENT LIABILITIES	10,379	9,158
NON-CURRENT LIABILITIES
Warrant liability	6,111	16,516
Deferred revenue, net of current portion	2,745	2,816
Notes payable, net of current portion	601	1,522
Deferred rent	472	29
TOTAL LIABILITIES	20,308	30,041
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 17,893,476 and 17,541,838 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	268,083	261,298
Accumulated deficit	(6,462)	(2,225)
TOTAL STOCKHOLDERS’ EQUITY	261,623	259,075
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$281,931	$289,116

BurgerFi International Inc., and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
REVENUE
Restaurant sales	$8,688	$6,592	$26,067	$18,232
Royalty and other fees	1,861	1,770	5,940	4,687
Royalty - brand development and co-op	471	403	1,527	1,054
Franchise fees	95	108	293	307
TOTAL REVENUE	11,115	8,873	33,827	24,280
Restaurant level operating expenses:
Food, beverage and paper costs	2,671	1,966	7,786	5,554
Labor and related expenses	2,504	1,848	6,988	4,834
Other operating expenses	1,892	1,580	5,861	3,939
Occupancy and related expenses	719	862	2,280	2,108
General and administrative expenses	4,060	2,196	10,599	4,981
Pre-opening costs	615	18	1,243	124
Store closure costs	132	—	132	—
Share-based compensation expense	3,668	—	6,785	—
Depreciation and amortization expense	2,194	315	6,473	811
Brand development and co-op advertising expense	412	915	1,785	1,822
TOTAL OPERATING EXPENSES	18,867	9,700	49,932	24,173
OPERATING (LOSS) INCOME	(7,752)	(827)	(16,105)	107
Other (loss) income	(2)	—	2,240	—
Gain on change in value of warrant liability	2,732	—	10,405	—
Interest expense	(5)	(10)	(46)	(97)
(Loss) income before income taxes	(5,027)	(837)	(3,506)	10
Income tax (expense) benefit	9	—	(731)	—
Net (Loss) Income	(5,018)	(837)	(4,237)	10
Net Income Attributable to Non-Controlling Interests (predecessor)	—	5	—	21
Net Loss Attributable to common shareholders (successor) and Controlling Interests (predecessor)	$(5,018)	$(842)	$(4,237)	$(11)

BurgerFi International Inc., and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(Non-GAAP) (Unaudited)

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Net Loss Attributable to Common Shareholders (successor) and Controlling Interests (predecessor)	$(5,018)	$(842)	$(4,237)	$(11)
Gain on change in value of warrant liability	(2,732)	-	(10,405)	-
Interest expense	5	10	46	97
Income tax (benefit) expense	(9)	-	731	-
Depreciation and amortization expense	2,194	315	6,473	811
Share-based compensation expense	3,668	-	6,785	-
Pre-opening costs	615	18	1,243	124
Store closure costs	132	-	132	-
PPP loan gain	-	-	(2,237)	-
Loss on disposal of property and equipment	-	-	9	-
Legal settlements	66	-	477	-
M&A	1,271	467	2,169	506
Adjusted EBITDA	$192	$(32)	$1,186	$1,527

BurgerFi International Inc., and Subsidiaries

Restaurant Level Operating Expenses

(Unaudited)

	Successor		Predecessor
	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
(in thousands)	In dollars	As a percentage of restaurant sales	In dollars	As a percentage of restaurant sales
Restaurant Sales	$8,688	N/A	$6,592	N/A
Restaurant level operating expenses:
Food, beverage and paper costs	$2,671	30.7%	$1,966	29.8%
Labor and related expenses	$2,504	28.8%	$1,848	28.0%
Other operating expenses	$1,892	21.8%	$1,580	24.0%
Occupancy and related expenses	$719	8.3%	$862	13.1%
Total	$7,786	89.6%	$6,256	94.9%

	Successor		Predecessor
	Nine Months Ended September 30, 2021		Nine Months Ended September 30, 2020
(in thousands)	In dollars	As a percentage of restaurant sales	In dollars	As a percentage of restaurant sales
Restaurant Sales	$26,067	N/A	$18,232	N/A
Restaurant level operating expenses:
Food, beverage and paper costs	$7,786	29.9%	$5,554	30.5%
Labor and related expenses	$6,988	26.8%	$4,834	26.5%
Other operating expenses	$5,861	22.5%	$3,939	21.6%
Occupancy and related expenses	$2,280	8.7%	$2,108	11.6%
Total	$22,915	87.9%	$16,435	90.1%

BurgerFi International Inc., and Subsidiaries

BurgerFi Segmented Unit Counts

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Franchised stores, beginning of the period	97	102	117
Stores opened during the period	—	3	9
Stores transferred/sold to the Company	—	—	(2)
Stores closed during the period	(4)	(12)	(22)
Franchised stores, end of the period	93	93	102

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Corporate owned stores, beginning of the period	22	17	13
Stores opened during the period	2	7	2
Stores transferred/sold to the Company	—	—	2
Stores closed during the period	(1)	(1)	—
Corporate owned stores, end of the period	23	23	17

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Total stores, beginning of the period	119	119	130
Total stores opened during the period	2	10	11
Total stores transferred/sold to the Company	—	—	—
Total stores closed during the period	(5)	(13)	(22)
Total owned stores, end of the period	116	116	119

Exhibit 99.2 Q1’21 Earnings Presentation MAY 18, 2021Exhibit 99.2 Q1’21 Earnings Presentation MAY 18, 2